EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

Frederick’s of Hollywood Group Inc. Reports

Fiscal 2008 Third-Quarter and Nine Months Financial Results

New York, New York (June 10, 2008)—Frederick’s of Hollywood Group Inc. (formerly, Movie Star, Inc.) (AMEX: FOH) (“Company”) today announced financial results for its fiscal 2008 third quarter and nine months ended April 26, 2008. They represent the results of the combined company following the consummation of the merger on January 28, 2008 of the Company and FOH Holdings, Inc. (“FOH Holdings”), the parent company of Frederick’s of Hollywood, Inc.

The merger was accounted for as a reverse acquisition in which the Company was treated as the acquired company and FOH Holdings was treated as the acquiring company. The historical financial information presented for the periods and dates prior to January 28, 2008, the closing date of the merger, is that of FOH Holdings and its subsidiaries, and for periods subsequent to January 28, 2008 is that of the merged company.

Net sales for the fiscal 2008 third quarter were $60,526,000, compared to $42,835,000 for the similar period in the prior year. Gross margin, as a percentage of sales, was 35.8% for the fiscal 2008 third quarter, compared to 45.6% in the fiscal 2007 third quarter. The Company recorded a net loss of $1,985,000, or $(0.08) per diluted share, for the fiscal 2008 third quarter, as compared to net income of $1,113,000, or $0.09 per diluted share, for the fiscal 2007 third quarter.

Net sales for the nine months ended April 26, 2008 were $139,253,000, compared to $122,409,000 for the similar period in the prior year. For the first nine months of fiscal 2008, the gross margin was 38.4%, compared to 43.5% in the comparable period of fiscal 2007. For the fiscal 2008 first nine months, the Company recorded a net loss of $8,333,000, or $(0.51) per share, compared to net income $3,012,000, or $0.25 per diluted share, in the comparable period of fiscal 2007.

Although net sales for the three and nine-month periods increased due to the addition of $20,292,000 of net sales generated by the Movie Star wholesale division, we experienced decreased retail sales as a result of the challenging retail environment. Gross margin for the three and nine months also decreased due to the addition of the Movie Star wholesale division, which operates on a lower gross margin than the retail division. The gross margin for the Movie Star wholesale division for the three-month period was 28.4%. In addition, included in selling, general and administrative expenses for the three and nine months ended April 26, 2008 were one-time non-recurring merger related expenses that totaled $1,651,000 and $2,241,000, respectively. These consisted of stock compensation expense, audit fees in excess of normal audit costs, bonuses and insurance policies purchased as a requirement of the merger.

Peter Cole, Executive Chairman of the Company, stated, “As our business is dependent upon consumer demand for our products, the weakened U.S. economy and the resulting decline in consumer discretionary spending since late 2007 has negatively affected our operating results. In particular, our retail store sales have been impacted by reduced mall traffic brought on by high gasoline prices and our wholesale division has experienced additional margin pressure. While economic conditions have also contributed to a decline in retail Internet sales, the decreases that we have experienced in this area have been primarily due to an unsuccessful transition to a new web platform. We are currently reviewing alternatives to replace and improve our legacy Internet platform, which we believe we will be able to implement during fiscal 2009.”

Mr. Cole continued, “While the macroeconomic environment continues to pose challenges to both our wholesale and retail channels, we have taken a number of actions following the consummation of the merger to reduce operating expenses. We expect that the positive impact of these cost-reduction measures, coupled with the operating cost savings and other synergies realized in the merger, will become apparent in future reporting periods. We are confident that we are building a company that will be a prominent player in the intimate apparel business for many years to come. I look forward to reporting to you on our future results.”

Non-GAAP Financial Measures

EBITDA is a “non-GAAP financial measure” which represents earnings before depreciation and amortization, interest and income tax expense. EBITDA is being presented as a supplemental disclosure because management believes that it is a common measure of operating performance in our industry. EBITDA should not be construed as an alternative to net income as an indicator of the Company’s operating performance, or as an alternative to cash flows from operating activities as a measure of the Company’s liquidity, as determined in accordance with generally accepted accounting principles (“GAAP”). A reconciliation of EBITDA, a non-GAAP financial measure, to GAAP is provided in the following table:

	Three Months Ended		Nine Months Ended
($ in thousands)	April 26, 2008	April 28, 2007	April 26, 2008	April 28, 2007
EBITDA, as defined	$(227)	$2,921	$(3,344)	$8,405
Depreciation and amortization	1,463	876	3,427	2,577
Interest	436	462	1,703	1,558
Income tax expense	—	470	—	1,258
Net income (loss) available to common shareholders	$(2,126)	$1,113	$(8,474)	$3,012

Forward Looking Statement

Certain of the matters set forth in this press release are forward-looking and involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: competition; business conditions and industry growth; rapidly changing consumer preferences and trends; general economic conditions; large variations in sales volume with significant customers; addition or loss of significant customers; continued compliance with government regulations; loss of key personnel; labor practices; product development; management of growth, increases in costs of operations or inability to meet efficiency or cost reduction objectives; timing of orders and deliveries of products; foreign government regulations and risks of doing business abroad; and the other risks that are described from time to time in Frederick’s of Hollywood Group Inc.’s SEC reports.

About Frederick’s of Hollywood Group Inc.

Frederick’s of Hollywood Group Inc. conducts its business through two operating divisions: The “Frederick’s of Hollywood” multi-channel retail division and the “Movie Star” wholesale division.

About the Frederick’s of Hollywood Multi-Channel Retail Division

Through “Frederick’s of Hollywood,” we primarily sell women’s intimate apparel and related products under our proprietary Frederick’s of Hollywood® brand through more than 130 specialty retail stores nationwide, our world-famous catalog and an online shop at www.fredericks.com. By keeping an eye toward modern Hollywood as well as its own legendary history, Frederick’s of Hollywood creates innovative, alluring lingerie that is coveted by its customers. With its exclusive product offerings including Seduction by Frederick’s of Hollywood, and the Hollywood Exxtreme Cleavage Bra, Frederick’s of Hollywood is the Original Sex Symbol™.

About the Movie Star Wholesale Division

Through “Movie Star,” we design, manufacture, import, market and distribute women’s intimate apparel, including sleepwear, robes, leisurewear and daywear, to mass merchandisers, specialty and department stores, discount retailers, national and regional chains and direct mail catalog marketers throughout the United States. Current collections include the Cinema Etoile premium line of intimate apparel and the Movie Star line of apparel sold as private label programs.

CONTACT:

Frederick’s of Hollywood Group Inc.

Thomas Rende, CFO

(212) 798-4700

FREDERICK’S OF HOLLYWOOD GROUP INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

(In Thousands, Except Share Data)

	April 26, 2008 *	July 28, 2007
	(Unaudited)	(Audited)
Assets
Current Assets
Cash and equivalents	$1,913	$1,898
Accounts receivable	10,113	739
Income tax receivable	207	119
Merchandise inventories	26,720	16,683
Prepaid expenses and other current assets	2,608	6,458
Deferred income tax assets	1,133	1,133
Total current assets	42,694	27,030
Property and equipment, net	23,241	17,365
Goodwill	19,100	6,678
Intangibles and other assets	27,729	19,452
Total Assets	$112,764	$70,525
Liabilities and Shareholders’ Equity
Current Liabilities
Revolving credit facility and term loans	$8,975	$6,740
Current portion of long term debt	59	4,343
Accounts payable and other accrued expenses	22,955	20,585
Total current liabilities	31,989	31,668
Deferred rent	3,721	2,744
Long-term debt-related party	12,459	15,086
Other	—	17
Deferred income tax liabilities	10,169	8,369
Total Liabilities	58,338	57,884
Preferred stock, $.01 par value – authorized, 10,000,000 shares at April 26, 2008 and 250,000 shares at July 28, 2007; issued and outstanding 3,629,325 shares of Series A preferred stock at April 26, 2008 and no shares at July 28, 2007	7,500	—
Shareholders’ Equity:
Common stock, $.01 par value – authorized 200,000,000 shares at April 26, 2008 and 20,037,840 shares at July 28, 2007; issued and outstanding 26,134,759 shares at April 26, 2008 and 11,844,591 at July 28, 2007	261	13
Additional paid-in capital	59,224	16,708
Accumulated deficit	(12,554)	(4,080)
Accumulated other comprehensive loss	(5)	—
Total Shareholders’ Equity	46,926	12,641
Total Liabilities and Shareholders’ Equity	$112,764	$70,525
*	Reflects the merged entity as of January 28, 2008.

FREDERICK’S OF HOLLYWOOD GROUP INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In Thousands, Except Per Share Amounts)

	Three Months Ended		Nine Months Ended
	April 26,	April 28,	April 26,	April 28,
	2008 *	2007	2008 *	2007
Net sales	$60,526	$42,835	$139,253	$122,409
Cost of goods sold, buying and occupancy	38,845	23,322	85,829	69,123
Gross profit	21,681	19,513	53,424	53,286
Selling, general and administrative expenses	23,230	17,482	60,054	47,534
Income (loss) from continuing operations	(1,549)	2,031	(6,630)	5,752
Interest expense, net	436	462	1,703	1,558
Income (loss) before income taxes and discontinued operations	(1,985)	1,569	(8,333)	4,194
Income tax expense	—	470	—	1,258
Net income (loss) from continuing operations	(1,985)	1,099	(8,333)	2,936
Discontinued operations, net of tax provision of $7 and $33 for the three and nine months ended April 28, 2007	—	14	—	76
Net income (loss)	(1,985)	1,113	(8,333)	3,012
Less: Preferred stock dividends	(141)	—	(141)	—
Net Income (loss) available to common shareholders	$(2,126)	$1,113	$(8,474)	$3,012
Basic net income (loss) per share from continuing operations	$(.08)	$.09	$(.51)	$.24
Basic net income per share from discontinued operations	—	—	—	.01
Basic net income (loss) per share	$(.08)	$.09	$(.51)	$.25
Diluted net income (loss) per share from continuing operations	$(.08)	$.09	$(.51)	$.24
Diluted net income per share from discontinued operations	—	—	—	.01
Diluted net income (loss) per share	$(.08)	$.09	$(.51)	$.25
Weighted average number of shares outstanding – basic	25,981	11,845	16,592	11,845
Weighted average number of shares outstanding – diluted	25,981	12,251	16,592	12,063

*      Reflects the merged entity as of January 28, 2008.